Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD YEAR
GAINS IN REVENUE, OPERATING INCOME,
NET INCOME, EBITDA, EARNINGS PER SHARE

CRANFORD, NJ, March 13, 2008 – Metalico, Inc. (AMEX:MEA) today reported its best year ever, with increases in revenues, operating income and net income for 2007 compared to 2006.

HIGHLIGHTS FROM 2007 RECORD FINANCIAL RESULTS

•	Revenues of $334.2 million exceeded 2006 by 61%.

•	Operating income of $29.4 million, a 48% increase over 2006.

•	Net income of $14.8 million compared to net income of $10.3 million in 2006, an increase of 44%.

•	Earnings per share of $.50 versus $.40 per share, an increase of 25%.

•	EBITDA of $37.2 million compared to $24.3 million in 2006, an increase of 53%.

Net income for the year ended December 31, 2007 was $14.8 million or $.50 per share (on a diluted basis) on sales of $334.2 million, compared to net income of $10.3 million or $.40 per share (on a diluted basis) on sales of $207.7 million for the year ended December 31, 2006. These results represent an increase in sales of $126.5 million or 61% over the 2006 results. Operating income for 2007 increased $9.5 million or 48% to $29.4 million, compared to $19.9 million for 2006.

Metalico’s Scrap Metal segment obtained year-over-year unit volume increases of approximately 44% for ferrous and 19% for non-ferrous. The Lead Fabrication segment experienced approximately 22% lower year-over-year unit volume. Non-ferrous metal prices saw an increase of 58% year over year, while prices for ferrous and fabricated lead products also rose year over year by 20% and 53%, respectively although lead as quoted on the LME declined in price by approximately 27%.

Excluding Corporate overhead charges, the Company’s Scrap segment experienced a 39% increase in operating income while the Lead Fabrication segment increased operating income by 51%. Net income for 2007 was impacted by a higher effective tax rate of 36% (versus 35% for 2006) due to higher state income taxes.

Fourth Quarter Highlights

•	Fourth-quarter sales increased by 138% to $113.7 million in 2007, compared to $47.8 million in the prior year’s fourth quarter.

•	Operating income for the quarter ended December 31, 2007 was $7.5 million, compared to operating income of $2.7 million for the quarter ended December 31, 2006, an increase of 178%.

•	Income from continuing operations increased for the quarter ended December 31, 2007 67% to $3.5 million from $2.1 million in the prior year.

•	EBITDA (as defined below) of $10.0 million for 2007, an increase for the quarter ended December 31, 2007 of 150% over $4.0 million in 2006.

•	Income from continuing operations of $.11 per diluted share was an increase for the quarter ended of 38% over $.08 per share last year.

Fourth-quarter 2007 results were negatively impacted by declining lead product selling prices and product unit volumes as compared to the third quarter of 2007, as well as these additional factors:

•	Continued implementation of Sarbanes-Oxley compliance requirements and absorption of losses from development stage companies totaling $637,000 on a pre-tax basis.

•	Higher interest expense related to debt incurred in connection with acquisitions closed in 2007.

•	Higher effective federal and state income tax rates compared to 2006.

•	Discontinued operations charge net of taxes totaling $915,000 in the quarter.

Metalico operates in a highly cyclical and volatile commodity metals universe made ever more difficult by the current unpredictable economic and capital markets. The Company’s strategy focuses on broad diversification among various commodity metal groups, through internal growth and acquisitions, and taking a long-term view to achieve growth and above-average financial results.

“Our record financial performance in 2007 resulted from a successful acquisition program, strong pricing across most commodity products sold and dedicated execution by our employees and managers” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “Despite the challenging environment,” Agüero added, “we expect that 2008 will be another year of strong growth for Metalico.”

Discontinued Operations
In May 2006, the Company sold substantially all of the lead smelting assets of its Gulf Coast Recycling, Inc. subsidiary, exiting the lead smelting business. As part of the sale, Metalico retained environmental remediation responsibility for a battery waste disposal site and recognized a discontinued operations charge (net of tax) totaling $1.3 million during the third quarter of 2006. Site remediation began in January 2008 and, based upon updated field projections remediation, costs are expected to exceed the Company’s initial estimates. Work is expected to be completed in the second quarter of 2008. Metalico has therefore recorded an additional charge in the fourth quarter of approximately $907,000, net of applicable tax benefits. Metalico currently has legal claims pending with other potentially responsible parties for clean-up contributions exceeding its anticipated liability. However, although Metalico is vigorously pursing reimbursement from other potentially responsible parties, there can be no assurance that the Company will prevail in its legal claims and obtain any contributions from third parties.

Shareholders Debt and Equity

Metalico’s outstanding debt increased to a total of $95.1 million as of December 31, 2007 from $18.5 million at December, 31, 2006, a difference of $76.6 million, resulting mostly from financing approximately $75.8 million in acquisitions and capital expenditures. Shareholders’ equity increased by 68% or $50.3 million to $124.0 million of December 31, 2007, from $73.3 million as of December 31, 2006. The Company’s results also reflect the consolidation of its investment in Beacon Energy Corp., a biodiesel development stage company formerly known as AgriFuel Co.

As of December 31, 2007, Metalico had 31,738,108 common shares issued and outstanding. The Company has no outstanding preferred shares.

OUTLOOK AND UPDATE

The Company said it believes its results for the first quarter of 2008 may be influenced by the following factors:

•	Scrap metal and precious metal prices appear to be strengthening. Non-ferrous prices, particularly for copper, aluminum and nickel, are expected to increase above levels experienced in the fourth quarter of 2007. Shipments from Metalico’s new aluminum deox plant in Syracuse, New York are increasing as production ramps up towards design capacity.

•	Platinum group metal (“PGM”) prices have increased during the quarter and appear to be remaining high by historical standards. As a result, the Company anticipates higher average PGM selling prices than in the fourth quarter of 2007, coupled with higher unit volume shipments. The Company should also see increased PGM volumes from its recently acquired and rapidly growing catalytic converter recycling facilities in Texas and Mississippi.

•	Ferrous scrap prices appear to be trending higher and demand for scrap products from steel mills has been reported as strong. However, the Company does not anticipate significant change in ferrous shipments over the fourth quarter of 2007.

•	The lead fabrication segment is expected to experience compressed margins during the quarter while the Company works through high cost inventory, lower product selling prices, and lower unit volumes.

The Company expects to accept delivery and to begin commissioning a new high-speed lead rolling mill at its Birmingham, Alabama lead fabricating facility in the second quarter. The new mill is expected to significantly increase the plant’s rolled product capacity. Metalico anticipates that the new mill will also enable the Company to expand its product mix and capabilities while reducing operating costs.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. With its recent acquisitions, the Company operates fourteen recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense, stock based compensation in subsidiaries, minority interests and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its Gulf Coast Recycling divestiture during the second quarter of 2006 as Gulf Coast’s results of operations have been reclassified as discontinued operations.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2008, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Year	Year
	Months Ended	Months Ended	Ended	Ended
Selected Income Statement Data:	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenue	$113,569	$47,757	$334,213	$207,655

Costs and expenses:
Operating expenses	97,322	40,249	278,256	170,090
Selling, general & administrative expenses	6,632	3,777	20,315	13,772
Depreciation & amortization	2,130	1,046	6,279	3,890

	106,084	45,072	304,850	187,752

Operating income	7,485	2,685	29,363	19,903

Interest expense	(2,368)	(424)	(5,883)	(2,197)
Other income	68	138	509	106

	(2,300)	(286)	(5,374)	(2,091)

Income from continuing operations before income taxes and minority interest	5,185	2,399	23,989	17,812
Provision for income taxes	1,829	413	8,675	6,258

Income from continuing operations before minority interest	3,356	1,986	15,314	11,554
Minority interest in losses of consolidated subsidiaries	118	65	357	65

Income from continuing operations	3,474	2,051	15,671	11,619
Discontinued operations:
Gain\(Loss) from discontinued operations	(915)	53	(918)	(1,851)
Gain on sale of discontinued operations	—	—	—	560

	(915)	53	(918)	(1,291)

Net income	$2,559	$2,104	$14,753	$10,328

Diluted earnings per common share:
Income from continuing operations	$0.11	$0.08	$0.53	$0.45
Discontinued operations (net)	(0.03)	—	(0.03)	(0.05)

Net income	$0.08	$0.08	$0.50	$0.40

Diluted weighted average common shares outstanding:	32,081,362	26,235,222	29,338,751	26,016,562

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	December 31,	December 31,
	2007	2006
Assets:

Current Assets	$103,291	$45,967
Property Plant & Equipment, net	44,708	29,214
Intangible and Other Assets	121,571	43,226

Total Assets	$269,570	$118,407

Liabilities & Stockholders’ Equity:

Current Liabilities	$41,471	$22,072
Debt & Other Long Term Liabilities	96,309	17,896

Total Liabilities	137,780	39,968
Minority Interests	7,773	4,726
Stockholders’ Equity	124,017	73,713

Total Liabilities & Stockholders’
Equity	$269,570	$118,407

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

			Year	Year
	Three Months	Three Months Ended	Ended	Ended
	Ended	December 31,	December 31,	December 31,
	December 31, 2007	2006	2007	2006
	(UNAUDITED)
	($thousands)
EBITDA	$10,015	$4,004	$37,199	$24,332
Less:
Interest expense	2,368	424	5,883	2,197
Stock based compensation in subsidiary	214	70	691	368
Provision for federal and state income taxes	1,829	413	8,675	6,258
Depreciation and amortization	2,130	1,046	6,279	3,890
Discontinued operations, net	915	(53)	918	1,291

Net income	$2,559	$2,104	$14,753	$10,328